ITEM 4 - SCHEDULE OF ACQUISITIONS, REDEMPTIONS
OR RETIREMENTS OF SYSTEM SECURITIES
Calendar Year 2001
(Thousands of Dollars)

Nameof Issuer and Title of Issue	Acquired	Redeemed	Retired	Consideration	Commission Authorization

Dominion
Notes payable to affiliates
Demand note to affiliate			$326,492	$326,492	Rule 42
Affiliate note due 2005			21,703	21,703	Rule 42
			$348,195	$348,195
CNG
8 3/4% Debentures due 2018		$84,010		$84,010	Rule 42

Dominion E&P
Non-negotiable note:
8.95% due September 30, 2001			$4,450	$4,450	Rule 42

Dominion East Ohio
Non-negotiable notes:
7.40% due November 30, 2001			$1,750	$1,750	Rule 42
9.5% due November 30, 2001			690	690	Rule 42
			$2,440	$2,440
Dominion Hope
Non-negotiable notes:
7.40% due November 30, 2001			$250	$250	Rule 42
9.5% due November 30, 2001			224	224	Rule 42
			$474	$474
Dominion Peoples
Non-negotiable notes:
7.40% due November 30, 2001			$750	$750	Rule 42
9.5% due November 30, 2001			511	511	Rule 42
			$1,261	$1,261
Dominion Transmission
Non-negotiable notes:
7.40% due November 30, 2001			$3,750	$3,750	Rule 42
9.5% due November 30, 2001			2,077	2,077	Rule 42
			$5,827	$5,827

Virginia Power
Medium Term Notes:
Medium term notes, Series C			$10,000	$10,000	Rule 42
Medium term notes, Series D			50,650	50,650	Rule 42
Medium term notes, Series G			80,000	80,000	Rule 42
			$140,650	$140,650

First and Refunding Bonds:
1991 First and Refunding Bonds, Series A, 8 3/4%, Due 2021		$100,000		$100,000	Rule 42
1993 First and Refunding Bonds, Series E, 6%, Due 2001			$100,000	100,000	Rule 42
		$100,000	$100,000	$200,000
Preferred stock:
Money market preferred stock, January 1987, $100 par		$ 50,000		$ 50,000	Rule 42
Money market preferred stock, June 1987, $100 par		75,000		75,000	Rule 42
		$125,000		$125,000